UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-2148293
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

10000 Energy Drive Spring, Texas 77389
(Address of Principal Executive Offices, and Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Trading Symbol(s)	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A/A amends the registration statement on Form 8-A filed on March 1, 2023 (the “Original 8-A”) by TETRA Technologies, Inc. (the “Company”) with the Securities and Exchange Commission relating to preferred stock purchase rights under the Tax Benefit Preservation Plan, dated as of February 28, 2023 (the “Tax Plan”), by and between the Company and Computershare Trust Company, N.A., as rights agent.

On February 25, 2026, effective as of February 28, 2026, the Company entered into Amendment No. 1 (the “Amendment”) to the Tax Plan. The Amendment extends the expiration date of the Plan from February 28, 2026 to February 28, 2029 (subject to other earlier termination events).

The Tax Plan is described in and included as an exhibit to the Original 8-A, and such descriptions, as amended hereby, are incorporated by reference herein. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits to the Registration Statement on Form 8-A are filed herewith or incorporated by reference from the documents specified

Exhibit No.	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of TETRA Technologies, Inc., filed with the Secretary of State of the State of Delaware on February 25, 2026.

4.1	Tax Benefit Preservation Plan, dated as of February 28, 2023, between TETRA Technologies, Inc. and Computershare Trust Company, N.A., which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A and the Form of Right Certificate as Exhibit B (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated February 28, 2023 of TETRA Technologies, Inc.).

4.2	Amendment No. 1 to the Tax Benefit Preservation Plan, dated as of February 25, 2026, effective as of February 28, 2026, between TETRA Technologies, Inc. and Computershare Trust Company, N.A., as rights agent.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TETRA TECHNOLOGIES INC.

Date: February 25, 2026	By:	/s/ Brady M. Murphy
		Name:	Brady M. Murphy
		Title:	President and Chief Executive Officer

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